EXHIBIT 99.1

196 ORCHARD STREET

UNAUDITED STATEMENTS OF REVENUES AND CERTAIN EXPENSES

(In thousands)

	Six Months Ended June 30, 2019	Year Ended December 31, 2018
Revenue from tenants	$2,759	$1,464

Certain expenses	59	61
Revenue in excess of certain expenses	$2,700	$1,403

196 ORCHARD STREET

Notes to the Unaudited Statements of Revenues and Certain Expenses

Note 1 – Organization and Nature of Business

On July 17, 2019, New York City REIT, Inc. (the “Company”) through a wholly-owned subsidiary, acquired a fee-simple interest in three condominium units located at 196 Orchard Street, New York, NY 10002 (“196 Orchard Street”) for a contract purchase price of approximately $88.8 million, excluding closing costs. The Company funded $51.0 million of the purchase price with proceeds from a mortgage note payable on the property, which was entered into upon closing, with the remainder funded by cash on hand.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation

The Unaudited Statements of Revenues and Certain Expenses relate to 196 Orchard Street and have been prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended, and accordingly, are not representative of the actual results of operations of 196 Orchard Street for the six months ended June 30, 2019 or for the year ended December 31, 2018, due to the exclusion of the following revenues and expenses which may not be comparable to the proposed future operations of 196 Orchard Street:

•	depreciation and amortization,

•	interest income and expense,

•	amortization of above and below market leases, and

•	other miscellaneous revenues and expenses not directly related to the proposed future operations of 196 Orchard Street.

Revenue Recognition

Revenue from tenants is recognized on the straight-line basis over the term of the related lease when collectability is reasonably assured. The straight-line rent adjustment increased revenue for the 196 Orchard Street property by approximately $0.8 million and $1.1 million in the six months ended June 30, 2019 and the year ended December 31, 2018, respectively.

Use of Estimates

Management has made a number of estimates and assumptions relating to the reporting and disclosure of revenue from tenants and certain expenses during the reporting periods to prepare the accompanying Unaudited Statements of Revenue and Certain Expenses in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

Unaudited Statements of Revenue and Certain Expenses

In the opinion of management, the Unaudited Statements of Revenues and Certain Expenses reflect all adjustments necessary for a fair statement of the results of the periods in accordance with Rule 3-14 of Regulation S-X. All such adjustments are of a normal recurring nature.

Note 3 – Operating Leases

The 196 Orchard Street property consists of approximately 60,297 rentable square feet. At closing it was 100% leased to three tenants with 20,308, 30,033, 9,956 square feet, respectively. These leases commenced in October 2018, August 2018, and March 2019, respectively, with lease expiration dates in 2028, 2033, and 2034, respectively. The leases also provide for extension options. The following table presents future base rent payments due to the Company over the periods indicated for non-cancelable lease terms at December 31, 2018 (unaudited):

(In thousands)	Future Base Rent Payments
2019	$4,821
2020	5,873
2021	5,873
2022	5,873
2023	5,938
Thereafter	60,243
Total	$88,621